Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial
Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., January 21, 2010 — Insteel Industries, Inc. (NasdaqGS: IIIN) today reported a net loss of $1.1 million ($0.07 per share) for the first quarter of fiscal 2010 compared with a net loss of $5.6 million ($0.33 per share) for the first quarter of fiscal 2009. The net loss for the current year quarter includes a pre-tax charge of $1.9 million ($0.07 per share after-tax) for inventory write-downs to reduce the carrying value of inventory to the lower of cost or market. The net loss for the prior year quarter includes a pre-tax charge of $6.8 million ($0.24 per share after-tax) for inventory write-downs.
Net sales for the first quarter of fiscal 2010 ($41.2 million) decreased 33.3% from the first quarter of fiscal 2009 ($61.8 million). Shipments for the current year quarter increased 2.9% from the first quarter of fiscal 2009 while average selling prices decreased 35.2%. On a sequential basis, shipments decreased 31.4% from the fourth quarter of fiscal 2009 while average selling prices decreased 1.7%. Based on the Company’s fiscal calendar, the fourth quarter of fiscal 2009 was 14 weeks and the first quarters of fiscal 2010 and 2009 were 13 weeks.
Insteel’s financial results for the first quarter of fiscal 2010 were unfavorably impacted by depressed shipment volumes, narrowing spreads between selling prices and raw material costs, and elevated unit conversion costs. The typical seasonal downturn during the quarter was compounded by ongoing weakness in nonresidential construction and adverse weather conditions. The inventory write-downs incurred for the quarter resulted from additional pricing deterioration for standard welded wire reinforcing products. Unit conversion costs were adversely impacted by reduced operating schedules that the Company implemented in response to extended year-end shutdowns taken by customers. Insteel’s overall capacity utilization for the quarter dropped to 33% from 56% in the fourth quarter of fiscal 2009 and 42% in the first quarter of fiscal 2009.
Operating activities used $9.8 million of cash for the first quarter of fiscal 2010 compared with $15.8 million for the first quarter of fiscal 2009. Cash used by operating activities in the current year quarter was primarily attributable to the decrease in accounts payable resulting from reduced raw material purchases. Capital expenditures for the current year quarter were $0.3 million and are expected to total less than $5.0 million for fiscal 2010. In connection with the prior year loss, the Company expects to receive an estimated income tax refund of $13.3 million during the second quarter of fiscal 2010. Insteel ended the quarter debt-free with $24.3 million of cash and cash equivalents.
PC Strand Trade Actions
In May 2009, a coalition of U.S. PC strand producers, including Insteel, filed antidumping (“AD”) and countervailing duty (“CVD”) petitions alleging that imports of PC strand from China were injuring the domestic PC strand industry. The petitions allege that imports of PC strand from China were being “dumped” or sold in the U.S. at a price that was lower than its fair value and that subsidies were being
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

provided to Chinese PC strand producers by the Chinese government.
In connection with its investigative process, the U.S. Department of Commerce (“DOC”) has issued preliminary determinations in favor of the petitioners, imposing preliminary CVD margins ranging from 7.53% to 12.06% on October 26, 2009 and preliminary AD margins ranging from 37.72% to 193.55% on December 18, 2009. Subsequent to these dates, importers of Chinese PC strand are required to post cash deposits or bonds in the amount of the preliminary margins calculated by the DOC. The entire investigative process is anticipated to take approximately one year, with the final determinations of injury, dumping and subsidies expected to occur in mid-2010.
“In response to the trade cases and favorable preliminary determinations, Chinese PC strand producers have essentially exited the U.S. market, which has partially offset the negative impact from the sharp decline in domestic consumption,” commented H.O. Woltz III, Insteel’s president and CEO. “It has also enabled Insteel to regain its market position with certain customers that had previously relied heavily on Chinese producers over the past few years as they flooded the domestic market with low-priced PC strand. Should we ultimately prevail in the final determinations, we expect the favorable impact of these cases to become more apparent in our financial results as market conditions improve.”
Outlook
Commenting on the outlook for the remainder of fiscal 2010, Woltz said, “As we move into the second quarter, we expect business conditions to remain challenging. The downturn in nonresidential construction, particularly for commercial projects, appears to be in its early stages, with minimal improvement anticipated until there is an overall recovery in the economy and in the labor market. There continues to be uncertainty regarding the resolution of a new multi-year federal highway funding authorization. Any favorable impact from the additional infrastructure-related funding provided for under the federal stimulus package is likely to be mitigated by widening budget gaps at the state and local levels.
In spite of weak demand, prices for our primary raw material, hot-rolled steel wire rod, appear to be trending higher in response to the escalating scrap costs for wire rod producers. It may be difficult for us to recover these additional costs in our markets should the competitive dynamics that we experienced during the first quarter persist. We believe that Insteel’s manufacturing costs compare favorably against any of our competitors and expect to emerge from this period of heightened competitive activity with our market share intact, provided that illegal Chinese trading practices are ultimately remedied through the pending PC strand trade cases. In addition, we will continue to seek growth opportunities that may develop in this difficult macro environment.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until the next quarterly conference call.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire
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Insteel Industries, Inc.

reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 3, 2009. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the impact of the measures that have been taken by the federal government on the relative availability of financing for the Company, its customers and the construction industry as a whole; the timing and magnitude of the impact of the additional federal infrastructure-related funding provided for under the American Recovery and Reinvestment Act and any additional stimulus measures that may be enacted; the reduction in spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products, including the outcome of the trade cases that have been filed by domestic producers of PC strand regarding imports of PC strand from China; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended October 3, 2009 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	January 2,	December 27,
	2010	2008
Net sales	$41,201	$61,799
Cost of sales	37,526	59,241
Inventory write-downs	1,933	6,834

Gross profit (loss)	1,742	(4,276)
Selling, general and administrative expense	3,742	4,733
Other expense (income), net	(153)	9
Interest expense	148	148
Interest income	(12)	(95)

Loss from continuing operations before income taxes	(1,983)	(9,071)
Income taxes	(860)	(3,472)

Loss from continuing operations	(1,123)	(5,599)
Loss from discontinued operations net of income taxes of ($8) and ($23)	(13)	(36)

Net loss	$(1,136)	$(5,635)

Per share amounts:
Basic:
Loss from continuing operations	$(0.07)	$(0.33)
Loss from discontinued operations	—	—

Net loss	$(0.07)	$(0.33)

Diluted:
Loss from continuing operations	$(0.07)	$(0.33)
Loss from discontinued operations	—	—

Net loss	$(0.07)	$(0.33)

Cash dividends declared	$0.03	$0.03

Weighted average shares outstanding
Basic	17,410	17,335

Diluted	17,410	17,335

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)	(Audited)
	January 2,	October 3,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$24,334	$35,102
Accounts receivable, net	17,770	21,283
Inventories	38,449	38,542
Prepaid expenses and other	16,489	16,724

Total current assets	97,042	111,651
Property, plant and equipment, net	62,897	64,204
Other assets	4,833	4,382
Non-current assets of discontinued operations	1,880	1,880

Total assets	$166,652	$182,117

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,822	$23,965
Accrued expenses	5,906	5,215
Current liabilities of discontinued operations	213	219

Total current liabilities	14,941	29,399
Other liabilities	5,643	5,465
Long-term liabilities of discontinued operations	174	183
Shareholders’ equity:
Common stock	17,528	17,525
Additional paid-in capital	44,257	43,774
Retained earnings	86,629	88,291
Accumulated other comprehensive loss	(2,520)	(2,520)

Total shareholders’ equity	145,894	147,070

Total liabilities and shareholders’ equity	$166,652	$182,117

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	January 2,	December 27,
	2010	2008
Cash Flows From Operating Activities:
Net loss	$(1,136)	$(5,635)
Loss from discontinued operations	13	36

Loss from continuing operations	(1,123)	(5,599)
Adjustments to reconcile loss from continuing operations to net cash used for operating activities of continuing operations:
Depreciation and amortization	1,715	1,761
Amortization of capitalized financing costs	125	125
Stock-based compensation expense	487	434
Inventory write-downs	1,933	6,834
Excess tax benefits from stock-based compensation	(11)	(45)
Loss on sale of property, plant and equipment	11	20
Deferred income taxes	(345)	454
Net changes in assets and liabilities:
Accounts receivable, net	3,513	24,022
Inventories	(1,840)	(17,779)
Accounts payable and accrued expenses	(14,525)	(21,780)
Other changes	289	(4,261)

Total adjustments	(8,648)	(10,215)

Net cash used for operating activities — continuing operations	(9,771)	(15,814)
Net cash used for operating activities — discontinued operations	(29)	(17)

Net cash used for operating activities	(9,800)	(15,831)

Cash Flows From Investing Activities:
Capital expenditures	(327)	(899)
Proceeds from sale of property, plant and equipment	—	13
Decrease (increase) in cash surrender value of life insurance policies	(111)	718

Net cash used for investing activities — continuing operations	(438)	(168)

Net cash used for investing activities	(438)	(168)

Cash Flows From Financing Activities:
Proceeds from long-term debt	52	974
Principal payments on long-term debt	(52)	(974)
Cash received from exercise of stock options	17	13
Excess tax benefits from stock-based compensation	11	45
Cash dividends paid	(526)	(9,279)
Other	(32)	(29)

Net cash used for financing activities — continuing operations	(530)	(9,250)

Net cash used for financing activities	(530)	(9,250)

Net decrease in cash and cash equivalents	(10,768)	(25,249)
Cash and cash equivalents at beginning of period	35,102	26,493

Cash and cash equivalents at end of period	$24,334	$1,244

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$24	$24
Income taxes	—	10,906
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	92	200
Declaration of cash dividends to be paid	—	525
Restricted stock surrendered for withholding taxes payable	7	—
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Insteel Industries, Inc.